4: Exhibit 99

Exhibit 99.1

Rent-Way Announces Offering of $215 Million Senior Secured Notes

          ERIE, Pa., May 8/PRNewswire-FirstCall/ -- Rent-Way, Inc. (NYSE:  RWY) today announced its plan to offer $215 million of senior secured notes.

          Rent-Way intends to use the net proceeds of the offering, together with borrowings under a proposed new revolving bank credit facility, to repay all amounts outstanding to its current bank group.

          The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

          About Rent-Way
          Rent-Way is one of the nation's largest operators of rental-purchase stores.  Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.